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                                                               EXHIBIT 5.1.5.3
                                                               EXHIBIT 5.1.5.3

                        REQUIRED AGREEMENT (SUBLICENSEES)



         This CONFIDENTIALITY AGREEMENT (this "Agreement) is made this ____ day of ___________, 200_, by and between NEOSE TECHNOLOGIES, INC., a Delaware corporation ("Neose") and ______________________________, a _________________
corporation ("Recipient").

                                   BACKGROUND

         Neose has developed and continues to develop patented technology and related know-how, known as GlycoAdvance(TM), relating to methods and processes for the glycosylation of recombinant proteins and glycoprotein remodeling (collectively, the "Technology"). Pursuant to a Research, Development and License Agreement dated December 19, 2001 (the "License Agreement"), Neose has granted American Home Products Corporation, a Delaware corporation acting through its Wyeth-Ayerst Laboratories Division ("Wyeth"), certain exclusive worldwide rights under the Technology throughout the world including the right to have certain products made by third parties. Wyeth desires to exercise such have made rights by having Recipient manufacture certain products on behalf of Wyeth. Wyeth, therefore, desires to disclose to Recipient confidential and proprietary information, which is a part of the Technology and is considered valuable by Neose. As a condition to Wyeth disclosing such highly confidential and valuable proprietary information to Recipient, Recipient desires to enter into this Agreement for Neose's benefit.

         NOW, THEREFORE, in consideration of the foregoing premises and in consideration of Wyeth disclosing Neose's confidential and proprietary information to Recipient, intending to be legally bound hereby, Recipient agrees as follows:

1. Definitions

         (a) "Confidential Information" means any and all confidential or proprietary information of Neose disclosed to Recipeint, including, without limitation, all technical data, trade secrets or know-how, research, product plans, products, service plans, services, customer lists and customers, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, marketing, distribution and sales methods and systems, sales and profit figures, finances and other business information related to Neose. The fact that a given piece of information is marked or identified as confidential or proprietary shall conclusively indicate that such information is considered Confidential Information, but the failure to so mark information shall not conclusively determine that such information was or was not considered Confidential Information.

         (b) "Neose Know-How" means any and all formulae, procedures, processes, methods, designs, know-how, show-how, trade secrets, discoveries, inventions (whether or not patentable), software and source code, programs, prototypes, designs, techniques, methods, ideas, concepts, data, engineering and manufacturing information, electronic control circuits, specifications, diagrams, drawings, schematics, blueprints and parts lists and other proprietary information, rights and works of authorship, whether or not reduced in writing, controlled by Neose and relating to the Technology.


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         (c) "Neose Patents" means all patents or patent applications (including all corresponding foreign patents and patent applications, all divisions, continuations, continuations-in-part, reissues, renewals, extensions or additions to any such patents and patent applications) relating to the Technology licensed by Neose to Wyeth under the License Agreement.

         (d) "Neose Technology" means Neose Know-How and Neose Patents.

         (e) "Person" means an individual, corporation, partnership, trust, business trust, association, joint stock company, joint venture, syndicate, sole proprietorship, unincorporated organization, government, governmental agency, authority or instrumentality, or any other form of entity not specifically listed in this Agreement.

         (f) "Product" means (i) PSGL-Ig produced using the Neose Technology and
(ii) any other proteins with amino acid sequences that are greater than ***% identical, or greater than ***% similar, to the *** of PSGL-Ig, and ***, and contain *** produced using the Neose Technology.

         (g) "PSGL-Ig" means the glycoprotein identified in, and with the sequence and fucosylation pattern set forth in, Exhibit 1.32 to the License Agreement.

         (h) "Supply Agreement" means any contract (and any purchase order issued thereunder) between Recipient and Wyeth covering Recipient's manufacture and supply of Product to Wyeth.

         (i) "Third Party" shall mean any Person other than Recipient, Neose or Wyeth.

2. Non-Disclosure; Non-Use; Reasonable Care.

         (a) Non-Disclosure. Without the prior written consent of an authorized officer of Neose, Recipient shall not directly or indirectly disclose to any Third Party any Confidential Information or Neose Know-How.

         (b) Non-Use. Without the prior written consent of an authorized officer of Neose, Recipient shall not directly or indirectly use Confidential Information or the Neose Technology for its own benefit of the benefit of any Third Party.

         (c) Reasonable Care. Recipient shall take all reasonable measures to protect the secrecy of, and avoid the unauthorized disclosure or use of, Confidential Information and Neose Technology including: (i) exercise of the highest degree of care that Recipient uses to protect Recipient's own confidential and proprietary information of a similar nature; (ii) disclosing either Confidential Information, Neose Know-How or both only to employees and contractors of Recipient who have a need to know; and (iii) requiring anyone who has access to either Confidential Information, Neose Know-How or both to sign or have signed an agreement with provisions that are substantially similar to the terms of this Agreement. Recipient shall notify Neose in writing of any disclosure, misuse or misappropriation of any Confidential Information or Neose Technology that may come to Recipient's attention.

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3. Acknowledgements. Recipient acknowledges and agrees that: (a) this Agreement is necessary for the protection of the legitimate business interests of Neose;
(b) the execution of this Agreement by an authorized representative of Recipient and delivery of this Agreement to Neose is a mandatory condition precedent to Wyeth disclosing any Confidential Information and any information concerning the Neose Technology to Recipient, without which Neose would not permit Wyeth to disclose such information; (c) neither Neose nor Wyeth has granted to Recipient any rights under the Neose Technology in any manner; and (d) because of the unique nature of Confidential Information and the Neose Technology and is broad applicability to the manufacture of glycoproteins, Neose will not have an adequate remedy at law if Recipient breaches any term of this Agreement.

4. Return of Materials. Upon the earlier of termination of Wyeth's licenses to the Neose Technology under the License Agreement and termination of the Supply Agreement, Recipient shall: (a) discontinue all use of Confidential Information and the Neose Technology; (b) destroy any and all items containing Confidential Information and the Neose Technology in its possession; and (c) certify in writing to Neose, within ten (10) days after Neose's request, that Recipient has taken all actions described in this Section 4.

5. Intellectual Property.

         (a) Ownership Rights. All right, title and interest under patent, copyright, trade secret and trademark law and any other intellectual property or other law (collectively, "Ownership Rights"), in and to the Confidential Information and the Neose Technology shall remain at all times with Neose. Any and all Ownership Rights to developments, discoveries, inventions, additions, amendments, modifications, ideas, processes, methods, compositions, formulae, techniques, information and data, whether or not patentable, relating to the Neose Technology or any methods and processes of carbohydraft synthesis made, conceived, or reduced to practice, by Neose, Wyeth or Recipient any combination of them ("Neose Improvements") shall be owned by Neose and shall be deemed to be part of the Neose Technology for all purposes.

         (b) Assignment. To the extent that Recipient may retain any Ownership Rights in any Neose Improvements, Recipient hereby irrevocably assigns and transfers to Neose any and all such Ownership Rights, in perpetuity or for the longest period otherwise permitted by law, without the necessity of further consideration, and Neose shall be entitled to receive and hold in its own name all such Ownership Rights. With respect to any Ownership Rights that Recipient may assign and transfer to Neose under this Section 5(b), at the request of Neose, and at Neose's expense, either before or after termination of this Agreement, Recipient shall assist Neose in acquiring and maintaining patent, copyright, tradesecret and trademark protection upon, and confirming Neose's title in and to, any such respective Ownership Rights. Recipient's assistance shall include, but shall not be limited to, signing all applications, and any other documents and instruments for patent, copyright and any other proprietary rights, cooperating in legal proceedings, and taking any other actions considered necessary or desirable by Neose. For the purpose of facilitating the above assignment, Recipient agrees that any and all employees and contractors employed or engaged by Recipient and providing any service in connection with the Project, prior to providing such service, shall have agreed in writing to covenants consistent with Recipient's covenants set forth in this Section 5(b).

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6. Exceptions. The non-disclosure obligations with respect to Confidential
Information set forth in Section 2(a) shall not apply to any information that:
(a) at the time of disclosure by or on behalf of Wyeth or Neose to Recipient is in, or after disclosure by or on behalf of Wyeth or Neose becomes part of, the public domain through no improper act on the part of Recipient or on the part of any of Recipient's employees, independent contractors, advisors or consultants;
(b) is disclosed, published or disseminated by Neose without any confidentiality constraints; (c) was in Recipient's possession free of any obligation of non-disclosure or non-use at the time of disclosure to Recipient, as shown by written evidence; (d) Recipient receives from a Third Party free of any obligation of non-disclosure or non-use and such Third Party had no obligation to Neose not to disclose such information; (e) was developed by Recipient independent of information received hereunder, as shown by its written records; or (f) subject to Section 7, is required to be disclosed by law or pursuant to legal, judicial or administrative process.

7. Notice of Required Disclosure. If Recipient is required by judicial or administrative process to disclose any Confidential Information, then Recipient shall promptly notify Neose and, before disclosing such Confidential Information, allow Neose a reasonable time to oppose such process.

8. Successors; Assignment. This Agreement shall be binding upon Recipient and Recipient's successors and assigns and inure to the benefit of Neose and its successors and assigns. Recipient may not assign its rights or delegate its obligations under this Agreement, in whole or in part, except (i) to the extent permitted by the License Agreement, and (ii) with the prior written consent of Neose, which consent shall not be unreasonably withheld. Neose may assign this Agreement without Recipient's prior written consent.

9. Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania without regarding to any conflict of law rules of any jurisdiction.

10. Remedies. In addition to any other remedies that may be available, in law, in equity or otherwise, Neose shall be entitled to obtain injunctive relief to enforce the provisions of this Agreement without necessity of posting bond.

11. Entire Agreement. This Agreement contains the entire agreement and understanding relating to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings. This Agreement may not be changed or modified, except in a writing signed by both Neose and Recipient. The failure or delay of Neose to exercise any right under this Agreement shall not be deemed a waiver of any rights under this Agreement.

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         IN WITNESS WHEREOF, Recipient has caused its authorized representative to execute this Agreement on the date first written above.

NEOSE TECHNOLOGIES, INC.                     [INSERT ENTITY NAME]

By:                                          By:
    --------------------------------             ------------------------------

Name                                         Name:
     -------------------------------              -----------------------------

Title:                                       Title
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